EXHIBIT 99.2

Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF

ATHEROS COMMUNICATIONS, INC. AND ATTANSIC TECHNOLOGY CORPORATION

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006 is based on the historical financial statements of Atheros Communications, Inc. (“Atheros Communications” or the “Company”) and Attansic Technology Corporation (“Attansic”) after giving effect to the acquisition of Attansic on December 18, 2006 under the purchase method of accounting and the assumptions and preliminary pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006 is presented as if the acquisition of Attansic had occurred on January 1, 2006. The consolidated balance sheet of Atheros Communications as of December 31, 2006, as filed in Atheros Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, includes the balances of Attansic. As such, pro forma condensed balance sheet information is not provided in this Current Report on Form 8-K/A.

As described in the historical consolidated financial statements of Attansic included elsewhere in this Current Report on Form 8-K, Attansic maintains its accounts and expresses its consolidated financial statements in New Taiwan dollars. Solely for the convenience of readers in the United States of America, the statement of operations of Attansic for the year ended December 31, 2006 has been translated into U.S. dollars, using the U.S. Federal Reserve Bank of New York noon-buying rate of NT$32.59 to US$1 at December 31, 2006. The convenience translation should not be construed as representations that the New Taiwan dollar amounts have been, could have been or could in the future be, converted into U.S. dollars at this or any other exchange rate.

The Unaudited Pro Forma Condensed Combined Statement of Operations is based on the estimates and assumptions set forth in the accompanying notes, and is prepared for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the acquisition of Attansic been consummated as of the dates indicated or that may be achieved in the future.

The Unaudited Pro Forma Condensed Combined Statement of Operations and notes thereto should be read in conjunction with the historical financial statements of Atheros Communications included in its Annual Report on Form 10-K for the year ended December 31, 2006, the historical consolidated financial statements of Attansic included elsewhere in this Current Report on Form 8-K/A and other information pertaining to Atheros Communications and Attansic.

ATHEROS COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

(amounts in thousands, except per share amounts)

	Historical Atheros*	Historical Attansic*	Pro-Forma Adjustments		Pro-Forma Combined
Net revenue	$301,691	$6,760	$—		$308,451
Cost of goods sold	157,918	5,015	—		162,933

Gross profit	143,773	1,745	—		145,518

Operating expenses:
Research and development	71,084	8,363	—		79,447
Sales and marketing	27,189	517	—		27,706
General and administrative	15,315	1,097	—		16,412
Acquired in-process research and development	10,836	—	—		10,836
Amortization of acquired intangible assets	1,484	—	4,529	(a)	6,013

Total operating expenses	125,908	9,977	4,529		140,414

Income (loss) from operations	17,865	(8,232)	(4,529)		5,104
Other income, net	8,659	248	(1,622	)(b)	7,285

Income (loss) before minority interest and income taxes	26,524	(7,984)	(6,151)		12,389
Income tax provision	7,846	—	(2,275	)(c)	5,571

Income (loss) before minority interest	18,678	(7,984)	(3,876)		6,818
Minority interest in subsidiary’s losses	—	—	516	(d)	516

Net income (loss)	$18,678	$(7,984)	$(3,360)		$7,334

Net income per share
Basic	$0.36				$0.14

Diluted	$0.34				$0.13

Shares used in computing net income per share
Basic	51,760		1,079	(e)	52,839

Diluted	55,494		1,079	(e)	56,573

*	Attansic financial information from December 18, 2006 (the acquisition date) through December 31, 2006 is included in the historical Atheros consolidated financials.

See accompanying notes to unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS

1.	Basis of Presentation

On December 18, 2006, Atheros Communications, Inc. (“Atheros Communications” or the “Company”) acquired 87.7% of the outstanding shares of Attansic Technology Corporation (“Attansic”). Attansic is a fabless semiconductor company specializing in Power Management and Fast and Gigabit Ethernet integrated circuit solutions and legacy products.

Under the terms of the purchase agreement, the Company agreed to issue an aggregate of $46,121,000 in cash and 1,111,753 shares of the Company’s common stock in exchange for 100% of the shares of Attansic. Upon the initial closing on December 18, 2006, the Company issued an aggregate of $37,378,000 in cash and 1,111,753 shares of the Company’s common stock, valued at approximately $24,563,000 to the Attansic shareholder.

In addition, the Company issued to Attansic employees on December 20, 2006, options to purchase 17,063 shares of the Company’s common stock and 4,356 restricted stock units of the Company’s common stock with an aggregate value of approximately $370,000, in exchange for their unvested options and warrants to purchase shares of Attansic. The Company recorded $194,000 of the value of the stock options and restricted stock units as part of the purchase price, and will recognize $176,000 as compensation expense over a period ranging from one to twenty-two months, subject to adjustment based on actual forfeiture. Additionally, on December 20, 2006, the Company issued 457,400 restricted stock units of the Company’s common stock to employees of Attansic valued at $9,834,000, subject to adjustment based on actual forfeiture, and will recognize this amount as compensation expense over a period ranging from two to four years. A portion of the consideration payable to the stockholder of Attansic has been placed into escrow pursuant to the terms of the acquisition agreement. The total purchase price of Attansic as of the initial closing was $62,364,000, including $229,000 of transaction costs.

The value of the Company’s common stock issued was determined based on the average price over a 5-day period including the two days before and after December 13, 2006 (the date when the number of the Company’s shares was determinable by formula prescribed in the purchase agreement), or $22.09 per share. The value of the Company’s restricted stock units and stock options was $21.50 per share and was determined as the closing price of the Company’s common stock on the grant date of the restricted shares, which was December 20, 2006.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is based on the historical financial statements of Atheros Communications and Attansic after giving effect to the acquisition and the assumptions and adjustments described in the notes herein.

The unaudited pro forma condensed combined statements of operations have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had Atheros Communications and Attansic been a combined company during the specified periods. The proforma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined statements of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Atheros Communications’ historical consolidated financial statements included in its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 and Attansic’s historical consolidated financial statements for its nine month period ended September 30, 2006 and its fiscal year ended December 31, 2005, which are included as Exhibits 99.1 to this Current Report on Form 8-K/A.

The estimated purchase price of the acquisition is as follows (in thousands):

Cash consideration for common shareholders	$37,378
Value of Atheros shares issued to common shareholders	24,563
Value of restricted stock units issued and stock options assumed	194
Direct transaction costs	229

Total estimated purchase price	$62,364

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Attansic’s net tangible and intangible assets based on their estimated fair values as of December 18, 2006. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The allocation of the estimated purchase price is as follows (in thousands):

Net assets acquired	$6,213
Deferred tax liabilities	(17,247)
Amortizable intangible assets:
Developed technology	15,610
Customer relationships	1,842
Covenant not-to-compete	877
In–process research and development	10,436
Goodwill	44,633

Total estimated purchase price allocation	$62,364

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS

Amortization of other intangible assets has been provided over the following estimated useful lives: existing technology – 3 or 4 years; customer relationships – 3 years and non-competition agreements – 4 years. The following represents the estimated amortization of acquired intangibles (in thousands):

Total
2006	$412
2007	4,940
2008	4,940
2009	4,820
2010	3,217

Total amortization	$18,329

2.	Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2006:

(a)	To record the amortization of acquired intangible assets as though the acquisition of Attansic had occurred on January 1, 2006.

(b)	To reflect the decrease in interest income resulting from the use of $37,378,000 of cash to consummate the acquisition. An interest rate of 4.3% was used for the year ended December 31, 2006, as such rates approximate the average rate of return on cash and investments during such periods.

(c)	To record the tax effect on the pro forma adjustments using a statutory tax rate of 37.0%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Atheros Communications and Attansic filed consolidated income tax returns during the period presented.

(d)	To allocate a portion of Attansic’s losses to minority interest.

(e)	To adjust the number of shares outstanding in calculating both basic and diluted net income per share to reflect the issuance of 1,111,753 shares of common stock to the Attansic shareholder as though the acquisition of Attansic occurred on January 1, 2006.